DATED February 3, 1997

                                    DEBENTURE

                                  made between

                           GLOBAL GOLD ARMENIA LIMITED
                                 (the "Company")

                                       and

                            FIRST DYNASTY MINES LTD.
                                 (the "Lender")


                              W.S. Walker & Company
                                Caledonian House
                                  P.O. Box 265
                                   George Town
                                  Grand Cayman

THIS DEBENTURE is made the 3rd day of February 1997

BETWEEN:

(1) GLOBAL GOLD ARMENIA LIMITED, a company incorporated and existing under the laws of the Cayman Islands (the "Company") which expression shall include the permitted successors in title transferees and assigns of the Company

                                                                 OF THE ONE PART

AND:

(2) FIRST DYNASTY MINES LTD., a corporation having its registered office at Temasek Avenue, #37-02 Millenia Tower, Singapore 039 192 (the "Lender") which expression shall include the successors in title transferees and assigns of the Lender

                                                               OF THE OTHER PART

W H E R E A S:

The Lender has agreed to grant a loan to the Company of the amount of US$5,480,000 upon the terms and conditions hereinafter appearing.

NOW THIS DEBENTURE WITNESSETH as follows:

1.    (a)   Words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing the singular number only shall include the plural number and vice versa and words importing persons and all reference to persons shall include corporations and firms; and

      (b) "the Principal Sum" shall mean the sum of US$5,480,000 or, if less, the unpaid balance of the amount paid by Lender pursuant to that certain letter agreement, dated 27th January, 1997, among the Company, Lender and Global Gold Corporation. Each advance and payment under this Debenture shall be noted on the Advance Grid attached hereto as Exhibit A and shall be binding upon the parties, absent fraud or mistake.

2. In consideration of the Lender having agreed to grant the loan of the Principal Sum as aforesaid, the Company hereby covenants to repay on March 31, 1998, June 30, 1998, September 30, 1998


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

      and December 31 thereafter in 12 equal installments (each a "Payment") to the Lender the Principal Sum outstanding on 31st March, 1998 and interest thereon (or on the outstanding balance thereof) at the rate of 10 per centum simple interest per annum calculated on a 360 day year ("the applicable interest rate") (as well after as before any judgement).

3.    (a)   At any time (i) upon and following an event described in Clause 4 below or (ii) following the Maturity Date but prior to repayment in full of the Principal Sum the Lender shall be entitled by notice in writing addressed to the Company to require the Company to allot and issue to him in exchange for and in satisfaction of the Principal
            Sum (or such part thereof as the notice may specify) fully paid ordinary shares of the Company at the rate ("the Conversion Rate") of one ordinary share of a nominal value of US$0.01 in exchange for every US$164.40 of the Principal Sum (or such part thereof as is being converted) and the Company shall forthwith issue to the Lender so many shares as are properly specified in the said notice, and shall pay to the Lender a proportionate part of the current interest due upon the Principal Sum calculated up to the date of such issue.
            The forgoint Conversion Rate assumes 100,000 ordinary shares of the Company issued and outstanding. The sole outstanding ordinary share of the Company is currently held by the Company's parent, Global
            Gold Corporation, a Delaware corporation ("Global"). The Company will promptly issue 99,999 ordinary shares to Global in order to coincide with the aforesaid Conversion Rate and such issue shall not give rise to any adjustment in the Conversion Rate.

      (b) The shares issued on conversion shall carry the right to participate in full in all dividends and (unless adjustment has been made pursuant to sub-paragraph (c) hereof) other distributions declared after the date of conversion; in all other respects such share capital will rank pari passu and form one class with the ordinary shares of the Company in issue on the date of conversion.

      (c) Upon any sub-division or consolidation of ordinary shares, the Conversion Rate shall be adjusted correspondingly and notice of such adjustment shall be given to the Lender by the Company.

      (d) If any offer or invitation to subscribe for or purchase ordinary shares is made to the shareholders of the Company, the Company shall at the same time make, or so far as it is able, procure to be made, the same offer or invitation to the Lender as if immediately before the record date of such offer or invitation the Principal Sum had been converted into ordinary shares at the Conversion Rate then applicable.

      (e) The Company hereby covenants with the Lender that at all times until the Principal Sum is repaid in full it will maintain sufficient ordinary shares in its authorised but unissued share capital to allow it to immediately give effect to the conversion rights hereby conferred.

4. Notwithstanding any other provisions of this Debenture any sums owing hereunder shall become payable immediately and all unpaid interest and any other monies owing hereunder shall become immediately owing and payable as follows:-


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

      (a) If the Company shall default in the payment of any monies due and owing hereunder; or

      (b) If any representation or warranty made in or in connection with this Debenture or the execution and delivery thereof or in any document or certificate furnished pursuant hereto shall prove at any time to have been incorrect in any material respect; or

      (c) If the Company shall default in the performance or observance of any agreement covenant stipulation or obligation contained or implied in this Debenture whether negative or otherwise (other than obligations in respect of the payment of any monies hereunder); or

      (d) If by or under the authority of any Government the management of the Company or its authority to conduct its business is curtailed to the point of making it effectively inoperative by any seizure or intervention or proceedings of any nature; or

      (e) If a distress or execution shall be levied or enforced upon or against any of the Chattels or property of the Company and shall not be satisfied within seven (7) days of the levy or enforcement of such distress or execution; or

      (f) If the Company makes or attempts to make any alteration to the provisions of its Memorandum or Articles of Association which might in the opinion of the Lender affect its interests hereunder or shall fail or neglect to comply with any or all of the provisions of the Companies Law Cap. 22 or any statutory modification or re-enactment thereof or any other of the laws of the Cayman Islands in so far as the same way relate to it; or

      (g) If an order is made or an effective resolution is passed for the winding up of the Company except for the purpose of a reconstruction or amalgamation the terms of which have been previously approved in writing by the Lender; or

      (h) If an encumbrancer takes possession or a receiver is appointed of any part of the assets of the Company; or

      (i) If the Company ceases or threatens to cease to carry on its business or substantially the whole of its business; or

      (j) If the Company shall have sold or agreed to sell the whole of its undertaking or any substantial part thereof otherwise than with the previous written convent of the Lender; or

      (k)   If the Company is unable to pay its debts within the meaning of
            Section 92 of the Companies Law Cap. 22 or any statutory modification or re-enactment thereof; or

5. The Company hereby represents and warrants to the Lender that it is a corporation duly organised, validly existing and in good standing under the Laws of the Cayman Islands and that it is duly qualified to do business wherever necessary to carry on its present operations and that the making and performance of this Debenture is within its powers having been duly authorised by all necessary governmental and corporate approvals and does not contravene any law or any contractual restriction binding on the Company and that this Debenture is a legal valid and binding obligation of the Company enforceable against the Company in accordance with its terms and that there are no pending or threatened actions or proceedings before any court or administrative agency which may materially adversely affect the Company or its financial conditions and operations.

6. the Company hereby further covenants with the Lender at all times during the continuance of this Debenture as follows:

      (a) At all times during the continuance of this Debenture to keep up and maintain and preserve all the property of the Company in good and merchantable order and condition;

      (b) To pay to the Lender on demand all costs charges and expenses incurred or to be incurred by the Lender in relation to these presents or any default hereunder or the protection or enforcement of any of the rights of the Lender hereunder together with the stamp duty and recording fees hereon;

      (c)   To carry on its business in a proper and efficient manner; and

      (d) To observe and perform all the covenants agreements and provisions contained in or implied hereby.

7. It shall be lawful for but not obligatory on the Lender to advance and pay all sums of money necessary for the purpose of remedying any breach or breaches of covenants or obligations whether imposed on the Company under the provisions of this Debenture or implied by law and all monies so paid and shall bear interest at the applicable interest rate computed from the time or respective times of paying or advancing the same.

8. No neglect omission or forbearance on the part of the Lender to take advantage of or enforce any right or remedy arising out of any breach or non-observance of any covenant or condition herein contained or implied shall be deemed to be or operate as a general waiver of such covenant or condition or the right to enforce or take advantage of the same in respect of any breach or non-observance thereof either original or recurring.

9. Any notice required to be given to or served on the Company or the Lender under these presents shall be in writing and shall be deemed to be sufficiently given by personal service at the respective places of business of the Company or the Lender or if posted shall be deemed to be sufficiently given to and served respectively seventy-two hours after the time of posting it posted by registered post and addressed to the Lender or the Company at the address stated above.

10. This Debenture shall be governed and construed solely according to the Laws of the Cayman Islands.


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

IN WITNESS WHEREOF each of the Company and the Lender has executed this Debenture as a Deed by its duly authorised persons the day and year first above written.


Signed for and on behalf of  )
GLOBAL GOLD ARMENIA          )
LIMITED by:                  )
/s/ Robert A. Garrison,      )        Per: /s/ Robert A. Garrison
Director                     )             --------------------------
                             )             Director
in the presence of:          )
/s/ John E. Schmeltzer, III. )
-----------------------------
witness and thereby executed
by GLOBAL GOLD ARMENIA
LIMITED as its Deed

Signed for and on behalf of  )
FIRST DYNASTY MINES          )
LTD. by:                     )
                             )        Per:___________________________
     ,Director               )            Director
                             )
in the presence of:          )
                             )
_____________________________
witness, and thereby executed
by FIRST DYNASTY MINES
LTD. as its Deed

                                   GUARANTEE

Payment by, and performance of the obligations of Global Gold Armenia Limited a wholly owned subsidiary of Global Gold Corporation under the forgoing Debenture dated February 3, 1997 is hereby unconditionally and irrevocably guaranteed by Global Gold Corporation.

IN WITNESS WHEREOF Global Gold Corporation has executed this Guarantee as a Deed on the 3rd day of February, 1997


Signed for and on behalf of   )
GLOBAL GOLD                   )
CORPORATION by:               )
/s/ Drury J. Gallagher,       )      Per: /s/ Drury J. Gallagher
       ,Director              )           --------------------------
                              )           Director
in the presence of:           )
/s/ John E. Schmeltzer, III.  )
------------------------------
witness, and thereby executed
by GLOBAL GOLD CORPORATION
as its Deed


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